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                                                                   EXHIBIT 10.24

                               ADVISORY AGREEMENT


                THIS ADVISORY AGREEMENT (the "Agreement") is effective as of the 18th day of May, 2001, by and between CELSION CORPORATION, a Delaware corporation (the "Company"), and DR. KRIS VENKAT ("Venkat"), and SUNDARI ENTERPRISES, a New Jersey corporation (the "Advisor").

                In consideration of the mutual covenants and agreements contained in this Agreement, the parties hereby agree as follows:

                1. APPOINTMENT TO BOARD OF DIRECTORS; DIRECTOR'S FEES. Venkat has been appointed to the Board of Directors of the Company effective May 18, 2001, and agrees to serve as a director of the Company. Venkat's service as a director shall terminate at the option of the Company in its sole discretion. Compensation as a director of the Company will be comprised of:

                        (a) Payment of an annual director's fee in the amount of Twenty Thousand Dollars ($20,000) payable in common stock calculated at the closing price of the stock on the last day of the Company's fiscal year (September 30). For fiscal year 2001, the director's fee will be prorated for the period of service from May 18, 2001 through September 30, 2001.

                        (b) A grant of non-qualified stock options under the Celsion Corporation 2001 Stock Option Plan (the "Plan") entitling Venkat to receive One Hundred Thousand (100,000) shares of common stock of the Company with an exercise price of $0.92/share. These stock options will vest and become exercisable in accordance with the terms of the Plan, and upon the following schedule: options to acquire 50,000 shares shall vest on May 18, 2001 and options to acquire 50,000 shares shall vest on May 18, 2002.

                2. RETENTION OF ADVISOR; SCOPE OF SERVICES. The Company hereby retains the Advisor and Advisor hereby agrees to provide the following advisory services to the Company: (1) provide strategic and tactical advise to the Company including development plans, Company positioning, contacts, recruitment of key personnel; (2) assist the Company in developing its Heat Activated Liposome business, including streamlining university/licensor relationships, product development and manufacturing agreements, and the identification and recruitment of a management team and negotiation of appropriate strategic alliances, and development of a business plan for the Heat Activated Liposome business to be used in attracting potential investment partners, (3) assist the Company in developing a financial strategy and securing equity capital and/or debt financing to fund on-going business of the Company; and (4) identify potential investors that best meet the Company's objectives. Venkat agrees that he shall cause Advisor to perform these services in a professional manner.

                3. TIME OF PERFORMANCE OF ADVISORY SERVICES. The specific time, schedule and place of the performance of the advisory services shall be determined by the Advisor in its sole discretion. The Advisor shall devote a minimum of sixty (60) days annually to the provision of the advisory services contemplated hereunder. The Advisor agrees to be available to the Company during normal business hours, on a regular basis, as necessary to ensure the timely and professional performance of the duties of the Advisor hereunder.

                4. COMPANY'S OBLIGATIONS. The Company shall make available the information, resources and Company personnel and timely perform those tasks necessary to enable Advisor to provide the services. The Company will keep the Advisor informed on a current basis of all material developments which may impact the financial performance of the Company, its businesses, outlook or financial condition.

                5. ADDITIONAL SERVICES. If mutually agreed, Advisor may provide additional services to the Company not described herein, but Advisor shall not be obligated to provide any such services unless the nature and terms of such services and the compensation to be provided are mutually agreed in advance in writing.

                6. COMPENSATION. In consideration of the advisory services to be provided hereunder, the Company will pay advisory fees to Venkat/Advisor as follows:

                (a) A cash retainer payment in the amount of Sixty Thousand Dollars ($60,000) per year to the Advisor to provide the advisory services contemplated hereby, provided however that any payments in excess of $60,000 per year to the Advisor must be approved in writing in advance by the Company prior to the Advisor spending more than sixty
                        (60) days of advisory services per year. The cash fee shall be payable monthly to the Advisor during the Term at $5,000 per month. Advisor agrees to keep reasonably appropriate records of time expended by him on behalf of the Company. Advisor shall be paid an additional fee of $1,000 per day for any time expended by him beyond 60 days per year, subject to provisions of Article 5 above.

                (b) Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to Venkat non-qualified stock options under the Plan entitling Venkat to acquire Three Hundred Thousand (300,000) shares of common stock of the Company with an exercise price of $0.68/share. These options will vest and become exercisable in accordance with the terms of the Plan, and upon the following schedule: options to acquire 150,000 shares shall vest on August 1, 2001, and options to acquire 150,000 shares shall vest on August 1, 2002.

                (c) The Company also hereby grants to Venkat non-qualified stock options under the Plan entitling Venkat to acquire up to an additional Four Hundred Thousand (400,000) shares of common stock of the Company, which will vest and become exercisable in accordance with the terms of the Plan, and upon the following schedule:

                        (i) Options to acquire One Hundred Thousand (100,000) shares shall vest upon completion of satisfactory arrangements in streamlining university/licensor relationships and product development arrangements with a suitable third party. The exercise price for these options shall be 125% of the exercise price for the options granted pursuant to Section 6(b) above.

                        (ii) Options to acquire One Hundred Thousand (100,000) shares shall vest upon Company conclusion of a strategic partner alliance for



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                                one or more of the Company's business. The
                                exercise price for these options shall be 150% of the exercise price for the options granted pursuant to Section 6(b) above.

                        (iii) Options to acquire One Hundred Thousand (100,000) shares shall vest upon Company conclusion of Phase I clinical studies of heat activated liposomes. The exercise price for these options shall be 175% of the exercise price for the options granted pursuant to
                                Section 6(b) above.

                        (iv) Options to acquire One Hundred Thousand (100,000) shares shall vest upon conclusion of a definitive agreement with a strategic partner for the sale and distribution of the Company's heat activated liposomes. The exercise price for these options shall be 200% of the exercise price for the options granted pursuant to
                                Section 6(b) above.

                (d) Subject to the terms, conditions and limitations set forth in this Agreement and the Plan, Venkat may exercise any and all stock options granted under this Agreement, at any time prior to 5:00 P.M. (EST) on May 1, 2011, upon notice to the Company at its principal office at 10220-1 Old Columbia Road, Columbia, Maryland 21046-1705, Attention: Spencer Volk, President (or at such other location as the Company may advise the Executive in writing), at which time all unexercised options shall expire and be of no further force or effect.

                (e) Notwithstanding any language to the contrary contained herein, if this Agreement is in effect at the time of the occurrence of a "Change of Control" event, all stock options granted to Venkat pursuant to Sections 1 and 6 hereof shall automatically vest 100% and immediately become exercisable upon the occurrence of a Change of Control event. For purposes of this Agreement, "Change of Control" event means (A) if any Person, or combination of Persons (as hereinafter defined), or any affiliate of any of the above, is or becomes the "beneficial owner" (as defined in Rule l3d-3 promulgated under the Securities Exchange Act of 1934) directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the total number of outstanding shares of common stock of the Company; (B) if individuals who, at the date of this Agreement, constitute the Board (the "Incumbent Directors") cease, for any reason, to constitute at least a majority thereof, provided that any new director whose election was approved by a vote of at least 75% of the Incumbent Directors shall be treated as an Incumbent Director; or
                        (C) the Company sells substantially all of its assets, or transfers its Liposome business or substantially all of the assets related to the Liposome business, to a purchaser other than a subsidiary, or enters into a joint venture with a third party with respect to the Liposome business in which the Company does not retain voting control. For purposes hereof, "person" shall mean any individual, partnership, joint venture, association, trust, or other entity, including a "group" as referred to in section 13(d)(3) of the Securities Exchange Act of 1934.

        7. REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Advisor from time to time for all reasonable and customary out-of-pocket business expenses incurred in the performance of his duties hereunder, provided that the Advisor has had such expenses pre-approved (either verbally or written) and shall submit vouchers and other reasonable supporting data to substantiate the amount of said expenses. The Company shall reimburse the Advisor for such expenses monthly during the Term upon receipt of an invoice from the Advisor summarizing such expenses.

        8. TERM OF AGREEMENT AND PAYMENT UPON TERMINATION. Unless earlier terminated in accordance with the provisions of this Section 8, the term (the "Term") of this Agreement shall be for a two-year period commencing on the date hereof and ending on May 18, 2003, provided however, that the Company shall have the right,



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in its sole and absolute discretion, to terminate this Agreement effective as of the one-year anniversary date of the date of this Agreement, upon written notice to the Advisor at least thirty (30) days prior to such anniversary date (the "Term"). The Agreement shall automatically be extended for one-year periods on each annual anniversary date thereafter, unless either party notifies the other party in writing of its desire to terminate this Agreement at least thirty (30) days prior to such annual anniversary date.

                        During the Term hereof, the Company shall have the right to terminate this Agreement effective upon delivery of written notice thereof to the Advisor upon the occurrence of any of the following events:

                        (i) If the Advisor has breached any provisions of this Agreement and has failed to cure such breach within thirty (30) days of written notice from the Company describing such breach;

                        (ii) If the Advisor fails or is unable for any reason to substantially perform the duties required of him hereunder due to a mental or physical illness, condition, incapacity or disability, for a continuous period of sixty (60) days;

                        (iii)   Upon the death of Venkat.

                        Upon termination of this Agreement for any reason, the Advisor shall be entitled to be paid (i) an amount equal to all reimbursable expenses the Advisor has incurred in accordance with the terms hereof, in providing services hereunder prior to the termination date, and (ii) all fees payable to the Advisor pursuant to Section 6(a) hereof, earned by the Advisor with respect to the advisory services rendered prior to the date of termination, which shall remain due and payable in full in the manner contemplated by Section 6 above. The Advisor shall render a final invoice for all reimbursable expenses. Notwithstanding any other language to the contrary granted herein, if the Company terminates this Agreement prior to May 18, 2003 for any reason other than those set forth in subsections (i) - (iii) immediately above, all stock options granted to Venkat pursuant to Sections 1(b) and 6(b) hereof, shall automatically vest 100% and immediately become exercisable for a one-year period after the effective date of termination. Otherwise, all unvested options shall automatically and immediately be forfeited and null and void and of no further legal force or effect upon termination of this Agreement. Upon termination of this Agreement, the Advisor shall immediately return to the Company all information, records and other materials which the Company may have provided to the Advisor and Company shall return to the Advisor any property of the Advisor not purchased and paid for by the Company.

        10. NONCOMPETITION. During the Term of this Agreement, neither Venkat nor Advisor will engage in, carry on, consult with, or otherwise participate in as a designing or advisory Advisor, directly or indirectly, any business in competition with the microwave cancer treatment device or liposome drug therapy for cancer treatment that is being designed, developed, manufactured, marketed, distributed and sold by the


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Company, either for himself, as a member of a partnership, as a stockholder
(except as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held corporation whose gross assets exceed one hundred million dollars) or as an investor, employee, officer, director, advisor, agent, or associate of any person, partnership, corporation or other entity (other than the Company) that is in such business.

        11. CONFIDENTIAL INFORMATION. Venkat and the Advisor each agree that the Company's business interests require a confidential relationship between the Company and the Advisor and the fullest practical protection and confidential treatment of all proprietary information, trade secrets and know-how of the Company, including without limitation, all concepts, techniques, ideas, protocols, formulae, devices, methods, designs, plans, procedures, programs, inventions, innovations, and information regarding customers, costs, prices, earnings, products, systems, sources of supply, and marketing, financial and business budgets and plans (collectively the "Confidential Information"), which the Company provides the Advisor access to in connection with the Advisor's services under this Agreement. Venkat and the Advisor each agree, both during the Term of this Agreement and thereafter for so long as any such information remains confidential and proprietary to the Company, to keep secret and treat confidentially all such Confidential Information, and not to disclose, divulge, reveal, report, publish, transfer, or use or aid others in using, any such Confidential Information. If either Venkat or the Advisor provides any of the Company's Confidential Information to any subcontractor, the Advisor will make certain that the subcontractor is legally obligated to maintain the confidentiality of such information.

        Venkat and the Advisor each acknowledge and agree that all Confidential Information relative to the Company's microwave technology and devices for treating cancer, as well as all formulae and ideas concerning liposome drug therapy, shall remain the sole and exclusive property of the Company, and all improvements, enhancements or modifications to the Company's devices, technology or drug therapy formulae and techniques developed by the Advisor or under Advisor's supervision as part of his advisory services hereunder shall be the sale and exclusive property of Celsion.

        The obligation to maintain the confidentiality of such information shall not apply to any information:

                (a) which is publicly known or generally known within the trade;

                (b) which becomes publicly known or generally known within the trade without breach of any obligation of the recipient to the disclosing party;

                (c) which is obtained by the recipient from someone not a party to this Agreement if the recipient is not aware of any such obligation on the part of the person or entity providing the information to keep such information confidential; or



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                (d)     which is required to be disclosed by law, court order or
government regulation.

        12. REMEDIES. Venkat and the Advisor each recognize and acknowledge that if Venkat breaches the provisions of Sections 10 or 11, damages to the Company would be difficult if not impossible to ascertain, and because of the immediate and irreparable damage and loss that may be caused to the Company for which it would have no adequate remedy, the Advisor therefore agrees that the Company, in addition to and without limiting any other remedy or right it may have, shall be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and Venkat and the Advisor each hereby waives any and all defenses he/it may have on the grounds of lack of jurisdiction or competence of a court to grant such an injunction or other equitable relief. The existence of this right shall not preclude the applicability or exercise of any other rights and remedies at law or in equity which the Company may have.

        13. INDEPENDENT CONTRACTOR. In rendering services hereunder, the Advisor is acting solely as an independent contractor and not as an agent, employee or partner of the Company for any purpose. Neither Venkat nor the Advisor has any authority to bind the Company in any contractual manner nor to represent to others than the relationship between the Company and the Advisor is other than stated herein. The Advisor shall be responsible for filing all tax returns and paying all federal, state, local and foreign taxes (including without limitation, income taxes, employment taxes, unemployment taxes and self-employment taxes) due with respect to the compensation paid to the Advisor and Venkat pursuant to Section 6 hereof. Other than the stock options granted to Venkat pursuant to Section 6 hereof, neither Venkat nor the Advisor shall be entitled as a result of any services provided under this Agreement to participate in or receive any benefits from any employee benefit plan maintained by the Company.

        14. ARBITRATION. Subject to the provisions of Section 12, the parties shall attempt in good faith to resolve all claims, disputes and other disagreements arising hereunder by negotiation. In the event that a dispute between the parties cannot be resolved within thirty (30) days of written notice from one party to the other party, such dispute shall, at the request of either party, after providing written notice to the other party, be submitted to arbitration in Columbia, Maryland in accordance with the arbitration rules of the American Arbitration Association then in effect. The notice of arbitration shall specifically describe the claims, disputes or other matters in issue to be submitted to arbitration. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the arbitration rules of the American Arbitration Association. If the parties are unable to agree within ten (10) days, the arbitrator shall be selected by the Chief Judge of the Circuit Court for Howard County, Maryland. The discovery rights and procedures provided by the Federal Rules of Civil Procedure shall be available and enforceable in the arbitration proceeding. The written decision of the arbitrator so appointed shall be conclusive and binding on the parties and enforceable by a court of competent jurisdiction. The expenses of the



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arbitration shall be borne equally by the parties to the arbitration, provided, however, that each party shall pay for and bear the cost of its own experts, evidence and legal counsel, unless rules otherwise in the arbitration. Both parties agree to use their best efforts to cause a final decision to be rendered with respect to the matter submitted to arbitration within sixty (60) days after its submission.

        15. REPRESENTATION BY COUNSEL. Each of the parties hereto acknowledges that (i) it or he has read this Agreement in its entirety and understands all of its terms and conditions, (ii) it or he has had the opportunity to consult with any individuals of its or his choice regarding its or his agreement to the provisions contained herein, including legal counsel of its or his choice, and any decision not to was its or his alone, and (ii) it or he is entering into this Agreement of its or his own free will, without coercion from any source.

        16.     MISCELLANEOUS.

                (a) This Agreement constitutes the entire agreement between the parties, superseding all prior agreements, either oral or written. This Agreement may not be amended or any provision hereof waived except by a document signed by both parties hereto. This Agreement may not be terminated except as provided herein.

                (b) This Agreement shall be deemed to be made in and shall be governed and construed in accordance with the laws of the State of Maryland, excluding principles of conflicts of law. Any legal action to enforce any arbitral awards under this Agreement shall be brought in the courts of the State of Maryland.

                (c) Any notice given under this Agreement shall be given when delivered in person or by registered or certified mail, postage prepaid, return receipt requested or by other delivery service providing evidence of receipt, to the party to whom such notice is to be given at the following address or at such other address as either party shall hereafter give notice of to the other in writing:

               If to the Company to: Celsion Corporation
                                     10220-1 Old Columbia Road
                                     Columbia, Maryland 21046-1705
                                     Attn:  Anthony Deasey

               If to Advisor to:     Dr. Kris Venkat
                                     Sundari Enterprises
                                     c/o Morphochem, Inc.
                                     11 Deer Park Drive, Suite 116
                                     Monmouth Junction, New Jersey  08852



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                (d)     This Agreement shall not restrict or prevent Advisor
from pursuing other business interests or providing advisory or other services to other parties while this Agreement is in effect.

                (e) If the Company provides Advisor any documents or records of the Company or copies thereof in connection with the services provided by the Advisor under this Agreement, Advisor will, at the Company's request at any time, promptly return all of such documents and records to the Company at the Company's expense.

                (f) This Agreement is effective as of the date hereof and shall be legally binding upon and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. As used herein, the term "successors" shall include without limitation, any successor by way of share exchange, merger, consolidation, sale of all or substantially all of the assets, or similar reorganization. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

                (g) If any one or more of the terms or provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, such provision(s) shall be deemed null and void, and the remaining provisions of this Agreement shall remain operative and in full force and effect.


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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the date written above.


WITNESS/ATTEST:                     CELSION CORPORATION


[SIG]                               By: /s/ ANTHONY P. DEASEY             (SEAL)
--------------------------------        ----------------------------------
                                         Print Name: ANTHONY P. DEASEY
                                                     ---------------------
                                         Title: SVP/FINANCE/CFO
                                                --------------------------


                                    SUNDARI ENTERPRISES


[SIG]                               By: /s/ KRIS VENKAT                   (SEAL)
--------------------------------        ----------------------------------
                                         Print Name: K. Venkat
                                                     ---------------------
                                         Title: CHAIRMAN/CEO
                                                --------------------------


[SIG]                               /s/ KRIS VENKAT                       (SEAL)
--------------------------------    --------------------------------------
                                        Kris Venkat


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